Exhibit 2.1

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT TO AGREEMENT AND PLAN OF MERGER, is entered into as of February 11, 2019 (this “Amendment”), by and among Xynomic Pharmaceuticals, Inc., a Delaware corporation (the “Company”), Bison Capital Acquisition Corp., a British Virgin Islands company limited by shares (“Parent”), Bison Capital Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (the “Merger Sub”), and Yinglin Mark Xu (“XU”), an individual residing in Shanghai, China, solely in his capacity as the representative for the Company Stockholders (the “Stockholder Representative”).

Capitalized terms used in this Amendment, but not defined herein, shall have the meanings given to such terms in the Merger Agreement.

RECITALS

WHEREAS, the Parties have entered into that certain Agreement and Plan of Merger, dated as of September 12, 2018 (the “Merger Agreement”); and

WHEREAS, the Parties wish to amend the Merger Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual benefits to be derived therefrom, the parties hereto agree as follows:

SECTION 1. Amendment to Exhibit O of the Merger Agreement.

Article IX of Exhibit O Form of Post Closing Certificate of Incorporation of Domesticated Parent of the Merger Agreement is hereby amended and restated in its entirety as follows:

“Unless a majority of the Board, acting on behalf of the Corporation, consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws, or (d) any action asserting a claim that is governed by the internal affairs doctrine, in each such case subject to such court having personal jurisdiction over the indispensable parties named as defendants therein and the claim not being one which is vested in the exclusive jurisdiction of a court or forum other than such court or for which such court does not have subject matter jurisdiction; provided that, the provisions of this Article IX shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or rules and regulations thereunder. Any person purchasing or otherwise acquiring any interest in any shares of the Corporation’s capital stock shall be deemed to have notice of, and to have consented to the provisions of this Article IX.”

SECTION 2. No Other Amendment. Except as and to the extent expressly amended by the terms and provisions of this Amendment, the Merger Agreement shall continue in full force and effect unamended, unless subsequently amended by the Parties hereto. Except as expressly set forth herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Parties under the Merger Agreement, or constitute a waiver of any provision of the Merger Agreement.

SECTION 3. References to Merger Agreement. On and after the date hereof, each reference in the Merger Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import referring to the Merger Agreement, and each reference in any of the agreements or certificates to be delivered in connection with the Merger Agreement to the “Merger Agreement,” “thereunder,” “thereof” or words of like import referring to the Merger Agreement, shall mean and be a reference to the Merger Agreement as amended by this Amendment.

SECTION 4. Miscellaneous. Sections 14.01 through 14.22 of the Merger Agreement shall apply to this Amendment mutatis mutandis as if such provisions were set forth herein at length.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to Agreement and Plan of Merger to be duly executed on its behalf as of the day and year first above written.

Parent:	BISON CAPITAL ACQUISITION CORP.

	By:	/s/ James Jiayuan Tong
	Name:	James Jiayuan Tong
	Title:	Chief Executive Officer and Chief Financial Officer

Merger Sub:	BISON CAPITAL MERGER SUB INC.

	By:	/s/ James Jiayuan Tong
	Name:	James Jiayuan Tong
	Title:	Chief Executive Officer

the Company:	XYNOMIC PHARMACEUTICALS, INC.

	By:	/s/ Yinglin Mark Xu
	Name:	Yinglin Mark Xu
	Title:	Chairman, Chief Executive Officer and President

Stockholder Representative:	YINGLIN MARK XU,

solely in his capacity as the Stockholder Representative

/s/ Yinglin Mark Xu

[Signature Page to Amendment to Merger Agreement]